Exhibit 10.3

# PHOENIX CARS, LLC
# OFFER OF EMPLOYMENT

March 16, 2022

Lance Zhou
Director & CEO

Dear Mr. Zhou,

We are very excited that you will be joining Phoenix Cars LLC, a California Limited Liability Company (the "Company"), as **Director & CEO** reporting to the Chairman of the Board. Your start date will be **March 21, 2022** or another mutually agreed upon date (the "Effective Date"). This letter will confirm the terms of your employment.

**At-Will Employment**
Employment with the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time at the will of either you or the Company. Terms and conditions of employment with the Company may be modified at the sole discretion of the Company with or without cause and with or without notice. Other than the Company CEO/Chairman, no one has the authority to make any agreement for employment other than for employment at-will or to make any agreement limiting the Company's discretion to modify the terms and conditions of employment. Only the CEO/Chairman has the authority to make any such agreement and then only in writing and signed by the CEO/Chairman and the respective employee. No implied contract concerning any employment-related decision or term, or condition of employment can be established by any other statement, conduct, policy, or practice.

**Position and Duties**
You shall serve in the position of **Director & CEO** of the Company and shall perform all the duties assigned by the Chairman of the Board. Your position, job description, salary, duties and responsibilities may be modified from time to time in the sole discretion of the Company. You agree to strictly adhere to all of the rules and regulations of the Company as may be set forth in any Employee Manual or published policies of the Company now or in the future, including all amendments to the Manual which may be made in the future in the Company's sole discretion (as published or amended from time to time, the "Manual").

**No Other Employment**
You agree to devote your full business time, attention, and best efforts to the business of the Company during the employment relationship. The Company's normal business hours are from 8:00 a.m. to 5:00 p.m. PST, Monday through Friday.

Phoenix Cars LLC. 1500 Lakeview Loop, Anaheim, CA 92807 USA
Company Confidential

Page 2

**Compensation of Employee**

(a) **Salary** - The Company shall pay you, and you agree to accept from the Company in payment for your services to the Company, a salary of **$200,000.00** per year (the "Yearly Salary"), payable in equal bi-monthly installments on regular dates established by the Company, subject to applicable tax withholding requirements. Any proposed increase of your salary, compensation or benefits must be approved by the Chairman.

**(b) Incentive Performance Bonus** – Upon completion of a successful IPO, you will receive an incentive bonus of **700,000** RSU shares*, subject to the approval of the Board and in accordance with the existing policies and plans of the Company governing the vesting practices. You will also be eligible to receive additional bonus incentive issue in RSU based on the Company's performance and your individual KPI performance. To incentivize you to remain employed with the Company, you must be employed on the date any bonus is paid in order to earn the bonus.

(c) **Stock Option** - Subject to the approval of the Board and in accordance with the existing policies and plans of the Company governing the vesting practices, you will be granted one million and four hundred thousand **(1,400,000)** shares* of stock options of Phoenix Motor Inc's Common Stock.

***Note: The number of RSU and Stock Options to be granted stated above are year 2021 original common shares prior to upcoming anticipated year 2022 4:1 reverse split.**

(d) **PTO & Holidays** - 3 weeks (**15 days**) Paid Time off (PTO), accrued on a monthly basis for each full month of employment. PTO may be applied to vacations, sick days, doctor visits, or other personal leaves and time off as you may choose, not to exceed your total accrual. Prior supervisor approval should be obtained whenever possible, emergency situations notwithstanding. Standard company holidays are established by Company management during the first few weeks of each year. For the current year (2022) the Company currently recognizes nine (9) fixed holidays and one floating holiday. A list of approved holidays is included as an addendum to the employee handbook which will be provided by the Human Resources Department.

(e) **Insurance** - Effective the first day of the month following 30 days of employment, you will be eligible to participate in the Company healthcare benefit plan which includes medical, dental and vision coverage for you and your family. The Company pays 75% of the Gold 0/30 BlueShield of California plan cost of employee and eligible Family member. 75% of the cost of coverage for you, as an employee and eligible family. The company will also contribute 75% of life insurance coverage for you equivalent to your base annual wage rate, subject to coverage limitations of the insurance carrier. Although you may be eligible for such benefits if they become available in the future, the Company does not promise or represent that such benefits will in fact become available or that once made available they will be continued.

(f) **401(k) Plan** - The Company offers a 401K plan. You will be eligible to enter the plan at the beginning of the month following completion of 90 days employment. There is no Company match for the plan at this time, but the Company may elect to make future contributions to the plan at its sole discretion.

Phoenix Cars LLC. 1500 Lakeview Loop, Anaheim, CA 92807 USA
Company Confidential

Page 3

(g) **Employee Expenses -** The Company will reimburse you for pre-approved business expenses (approved by the CEO/Chairman, as provided within the guidelines of the Company's expense policy. All expenses shall be subject to review and approval by your direct report and shall require reasonable documentation.

**Confidential Information and Invention Assignment Agreement**

During your employment with the Company, you may have access to certain confidential and proprietary information. Your acceptance of this offer and commencement of employment is contingent upon the execution and delivery of the Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement") to the Company prior to your start date, a copy of which has been enclosed for your review and execution.

**Governing Law**

This Agreement is made and shall be construed and enforced in accordance with the laws of the State of California. This Agreement and the Exhibits supersede and replace all prior agreements or understandings, oral or written, between the Company and you, except for prior confidentiality agreements, if any. This Agreement may not be modified except in writing signed both by the Company CEO and by you.

**You acknowledge that, prior to signing this Agreement; you have had an opportunity to seek the advice of independent counsel of your choice relating to the terms of this Agreement.**

This employment offer will expire if not accepted within five days of the document posted date. To accept the offer before this expiration date, you must sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, constitutes and contains the entire agreement, and replaces any and all prior discussions and agreements. This is an integrated agreement.

Please sign and date this letter below confirming your agreement to all the foregoing.

Sincerely,

[signature]

Xiaofeng Peng, Chairman

22/3/2022

I accept the Company's offer of employment as stated in this letter and I agree that the employment relationship is terminable at will by either the Company or me.

[signature]

Lance Zhou

Date: 22/3/2022

Phoenix Cars LLC. 1500 Lakeview Loop, Anaheim, CA 92807 USA
Company Confidential